Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor)
612-761-6735

Cathy Wright (financial media)
612-761-6627 or 312-781-2979

Carolyn Brookter (media)
612-696-6557

TARGET CORPORATION COMPLETES SALE OF MARSHALL FIELD’S

TO MAY DEPARTMENT STORES

MINNEAPOLIS, July 30, 2004 — Target Corporation announced today that it has completed the sale of its Marshall Field’s business unit to The May Department Stores Company for approximately $3.2 billion in cash. Substantially all of the assets directly involved in its Marshall Field’s business unit, including 62 Marshall Field’s stores, three distribution centers and approximately $600 million of Marshall Field’s credit card receivables were included in the transaction. All current Marshall Field’s team members were offered employment by The May Department Stores Company.

Marshall Field’s is a traditional department store that emphasizes fashion leadership, quality merchandise and superior guest service. It is headquartered in Minneapolis, operates 62 stores and employs approximately 25,000 team members in 8 states in the upper Midwest. In 2003, Marshall Field’s produced revenues of $2.6 billion and pretax segment profit of $107 million.

Following the sale of Marshall Field’s and the pending sale of Mervyn’s, Target Corporation will continue to operate Target Stores, a large-store, general-merchandise, discount format currently consisting of 1,272 stores in 47 states, as well as an on-line business called Target.com.

Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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